Exhibit 3.1.4

CERTIFICATE OF INCORPORATION

OF

EQUINOX FITNESS CLUB INC.

Under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1)                                  The name of the Corporation is:

EQUINOX FITNESS CLUB INC.

(2)                                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the Business Corporation Law of the State of New York.  The Corporation is not to engage in any act or activity requiring any consents or approvals by law without such consent or approval first being obtained.

For the accomplishment of the aforesaid purposes, and in furtherance thereof, the Corporation shall have, and may exercise, all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

(3)                                  The number of shares which the Corporation shall have the authority to issue is 200 Shares at no par value.

(4)                                  The principal office of the corporation is to be located in the County of New York, State of New York.

(5)                                  The Secretary of State is designated as agent of the Corporation upon whom process against it may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is;

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c/o	The Corporation
132 West 81st Street
New York, NY 10024

The undersigned incorporator is of the age of eighteen years or older.

IN WITNESS WHEREOF, this certificate has been subscribed this 27th day of February, 1991, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Joan Terry	500 Central Avenue, Albany, NY 12206
Joan Terry, Incorporator	Address

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

EQUINOX FITNESS CLUB, INC.

(Pursuant to Section 805 of the Business Corporation Law)

FIRST:  The name of the corporation is Equinox Fitness Club, Inc.

SECOND:  The certificate of incorporation of the corporation was filed by the Department of State on February 27, 1991.

THIRD:  The amendment of the certificate of incorporation of the corporation effected by this certificate of amendment is as follows.  Certificate of incorporation is hereby amended to change the name of the corporation.

FOURTH:  To accomplish the foregoing amendment, Article One of the certificate of incorporation of the corporation, relating to the corporate name is hereby amended and read as follows.

FIRST:  The name of the Corporation is Equinox-76th Street, Inc.

FIFTH:  The foregoing amendment was duly authorized by the written consent signed by the Board of Directors of the corporation and the foregoing amendment was duly authorized by the majority of shareholders entitled to vote thereon.

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, the statements contained therein have been examined by me and are true and correct.

Executed on this day of February, 1999

/s/ Lavinia Errico
Lavinia Errico
Secretary

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